Registration No. 48117 The Companies Act 1981 CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL that a Memorandum of Increase of Share Capital THIS IS TO CERTIFY of Hamilton Insurance Group, Ltd. was delivered to the Registrar of Companies on the in accordance27th day of September 2023 with section 45(3) of (the "Act").the Companies Act 1981 Kenneth Joaquin Registrar of Companies 28th day of September 2023